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                                                                       EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           WORLDWIDE XCEED GROUP, INC.

         Worldwide Xceed Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

1. The name of the Corporation is Worldwide Xceed Group, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was December 17, 1997.

2. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and presenting the amendment at the Corporation's annual stockholders' meeting for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the following new paragraphs be added to Article Fourth of the Certificate of Incorporation of the Corporation and that such paragraphs read in their entirety as follows:

         CONVERSION OF COMMON STOCK.

                  At the time of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, (a) each ten (10) shares of issued and outstanding common stock shall automatically, without the necessity of any further action on the part of the holder thereof, be changed and reclassified into one (1) share of common stock. Upon the occurrence of the reclassification effected by this Article Fourth (the "Conversion"), each certificate for outstanding shares of common stock dated prior to the effective date of the Conversion ("Old Common Stock") shall evidence, and be deemed to evidence, the number of shares of common stock into which the shares previously evidenced by such certificate shall have been reclassified in accordance with this Article Fourth, and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the certificates evidencing Old Common Stock shall have been surrendered or new certificates evidencing the number of shares of common stock into which such shares have been reclassified have been issued in accordance with Article Fourth hereof.


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         SUBSEQUENT REISSUANCE OF CERTIFICATES.

                  Following the occurrence of the Conversion, each holder of shares of Old Common Stock shall receive a letter of transmittal from the Corporation's transfer agent and shall either (a) surrender each certificate evidencing any such shares pursuant to the instructions in such letter of transmittal or (b) notify the Corporation that such certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the reissuance of such lost, stolen or destroyed certificate. The Corporation shall thereupon issue and deliver or cause to be issued and delivered to such holder a certificate or certificates, in the name shown on such certificate evidencing Old Common Stock, for the number of whole shares of common stock into which the shares of Old Common Stock evidenced by the surrendered (or lost, stolen or destroyed) certificate have been reclassified, dated as of the date on which the Conversion become effective. The Corporation shall not be obligated to issue any certificate evidencing shares of common stock in connection with the Conversion except in accordance with this Article Fourth.

         FRACTIONAL SHARES.

                  Notwithstanding the foregoing, no fraction of a share of common stock shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Old Common Stock who would otherwise be entitled to a fraction of a share of common stock (after aggregating all fractional shares of Common Stock to be received by such holder) shall receive from the Corporation the number of shares of common stock the holder would otherwise be entitled to, rounded up to the next number of whole shares of common stock.

         PAR VALUE OF COMMON STOCK.

                  The par value of the Common Stock as set forth above shall remain unchanged by the Conversion.

3. That thereafter, an annual meeting of the stockholders of the Corporations was duly called and held, upon notice and otherwise in accordance with Section 211 and 222 of the General Corporation Law of the State of Delaware, on March 20, 2001, at which meeting the necessary number of shares as required were voted to approve said amendment.

4. The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 20th day of March 2001.

                                            WORLDWIDE XCEED GROUP, INC.



                                            By: /s/ Richard R. Dennerline
                                                -------------------------
                                                Richard R. Dennerline, Secretary